                       AMENDMENT TO SUBADVISORY AGREEMENT
                   UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.

     AMENDMENT made as of this 29th day of April 2005 to the Subadvisory Agreement dated April 30, 2003 (the "Agreement"), between John Hancock Investment Management Services, LLC (formerly, Manufacturers Securities Services, LLC), a Delaware limited partnership (the "Adviser"), and UBS Global Asset Management (Americas) Inc., a Delaware corporation (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. CHANGE IN APPENDIX A

     Appendix A of the Agreement, "Compensation of Subadviser," is hereby amended:

to add the following portfolio (a "Portfolio"):

Large Cap Trust

2. CONFIDENTIALITY OF TRUST PORTFOLIO HOLDINGS

     The Subadviser agrees to treat Trust portfolio holdings as confidential information in accordance with the Trust's "Policy Regarding Disclosure of Portfolio Holdings," as such policy may be amended from time to time, and to prohibit its employees from trading on any such confidential information.

2. EFECTIVE DATE

     This Amendment shall become effective with respect to each portfolio on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Trust and (ii) execution of the Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT
SERVICES, LLC

BY: JOHN HANCOCK LIFE INSURANCE
    COMPANY (U.S.A.),
    ITS MANAGING MEMBER


By:
    ---------------------------------
    James D. Gallagher,
    Executive Vice President,
    Secretary and General Counsel


UBS GLOBAL ASSET MANAGEMENT
(AMERICAS) INC.


By:
    ---------------------------------

                                   APPENDIX A

     The Subadviser shall serve as investment subadviser for the following portfolio of the Trust. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee computed separately for each such Portfolio at an annual rate as follows (the "Subadviser Percentage Fee"):

                                                  BETWEEN        BETWEEN
                                                $50,000,000   $200,000,000
                                    FIRST           AND            AND        EXCESS OVER
PORTFOLIO                        $50,000,000   $200,000,000   $500,000,000   $500,000,000
---------                        -----------   ------------   ------------   ------------
UBS Global Allocation Trust...      0.40%          0.40%          0.40%          0.35%

                                                   BETWEEN
                                                $250,000,000
                                     FIRST           AND        EXCESS OVER
PORTFOLIO                        $250,000,000   $500,000,000   $500,000,000
---------                        ------------   ------------   ------------
Large Cap Trust...............       0.40%          0.35%          0.30%

     The Subadviser Percentage Fee for each Portfolio shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Subadviser. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the Portfolio as determined in accordance with the Trust's prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.

     If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.


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